Exhibit 99.2

Fourth Quarter and Fiscal Year 2017

Prepared Remarks    February 1, 2018
Jonathan Bush, Chief Executive Officer
Marc Levine, Chief Financial Officer

About These Remarks
The following commentary is provided by management in conjunction with the fourth quarter and full year 2017 earnings press release issued by athenahealth, Inc. (“athenahealth” or “we”). These remarks represent management’s current views on our financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between generally accepted accounting principles (“GAAP”) and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.

Earnings Conference Call Information
To participate in our live conference call and webcast, please dial 877.853.5645 (or 408.940.3868 for international calls) using conference code no. 8573239, or visit the Investors section of our website at www.athenahealth.com. A webcast replay will also be archived on our website.

Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s expectations for our opportunities and position in the market; statements regarding the impact of our 2017 priorities; statements regarding the impact of new accounting pronouncements on our financial results; statements regarding improvements in employee and patient engagement; statements regarding the benefits of and demand for our service offerings; statements regarding our efforts to improve our Net Promoter Score; and statements regarding the impact of our Praxify acquisition. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “expect,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include: our ability to successfully implement our strategic initiatives and achieve their anticipated impact; our highly competitive industry and our ability to compete effectively and remain innovative; the development of the market for cloud-based healthcare information technology services; changes in the healthcare industry and their impact on the demand for our services; our ability to manage changes in our management team and changes resulting from our workforce reductions; the impact of our acquisition of Praxify; our ability to maintain consistently high growth rates due to lengthening customer sales cycles and lower utilization; the impact of changes in our business model and structure; our ability to effectively manage growth; our ability to protect our intellectual property; current and future litigation, including for intellectual property infringement; our dependence on third-party providers; risks and costs associated with our worldwide operations; our ability to attract and retain highly skilled employees; our fluctuating operating results; our ability to retain our clients and maintain client revenue; our tax liability and the impact of changes in tax laws; the impact of new accounting rules; our variable sales and implementation cycles; the timing at which we recognize certain revenue and our ability to evaluate our prospects; defects and errors in our software or services, or interruptions or

Exhibit 99.2

damages to our systems or those of third parties on which we rely; a data security breach; limitations on our use of data; the effect of payer and provider conduct; the failure of our services to provide accurate and timely information; changing government regulation and the costs and challenges of compliance; the potential for illegal behavior by employees or subcontractors; and the price volatility of our common stock. Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release after the consolidated financial statements. Our earnings press releases containing such non-GAAP reconciliations can be found in the Investors section of our website at www.athenahealth.com.

About athenahealth
athenahealth partners with hospital and ambulatory clients to drive clinical and financial results. We offer medical record, revenue cycle, patient engagement, care coordination, and population health services.
athenahealth connects care across a national network of approximately 111,000 providers and 106 million patients. Our network provides clients better insight across their own organization as well as the ability to learn from the experience of every other client on the network. Through our model, we infuse the knowledge clients need to thrive in a changing industry directly into their workflow, from clinical guidelines to payer rules. We take on back-office work at scale so providers can focus on patients, not paperwork, and get paid more, faster.
athenahealth received the 2017 Best in KLAS award for #1 practice management vendor in the 11-75 physicians segment, and was rated a leader in interoperability in 2016.
Opening Remarks
athenahealth delivered a solid fourth quarter and exited 2017 as a stronger and more focused organization. During Q4, we grew revenue 14% over fourth quarter last year, delivered earnings ahead of our internal plans, and continued to deliver on the key strategic initiatives that we set at the beginning of the year. We believe we are a market leader and are uniquely positioned as the most universally connected healthcare network in the country. We’ve taken a number of actions over the past few months to drive sustainable, profitable growth and ensure we remain at the forefront of our industry. As a result, we believe we are stronger today than we ever have been and remain excited about the opportunities that lie ahead. We look forward to providing an update on our strategy and financial outlook at our upcoming investor summit on February 15, 2018.
Results Overview
athenahealth’s top line results for the fourth quarter of fiscal year 2017 reflect strong growth in athenaCollector providers, partially offset by a decline in Epocrates. Our bottom line results for the quarter reflect the progress made with our cost reduction plan combined with strong expense management.

•	Total revenue:

◦	$329.2 million in Q4 2017, representing 14% growth over $288.2 million in Q4 2016

Exhibit 99.2

◦	$1,220.3 million in FY 2017, representing 13% growth over $1,082.9 million in FY 2016

•	GAAP Gross Profit and Margin:

•	$182.9 million, or 55.6% of total revenue, in Q4 2017, an increase of 18.2% over $154.7 million, or 53.7% of total revenue, in Q4 2016

•	$641.8 million, or 52.6% of total revenue, in FY 2017, an increase of 16.8% over $549.4 million, or 50.7% of total revenue, in FY 2016

•	Service Automation Profit and Rate (formerly referred to as Non-GAAP Adjusted Gross Profit and Margin):

◦	$223.8 million, or 68.0% of total revenue, in Q4 2017, an increase of 17% over $190.7 million, or 66.2% of total revenue, in Q4 2016

◦	$788.0 million, or 64.6% of total revenue, in FY 2017, an increase of 14% over $694.0 million, or 64.1% of total revenue, in FY 2016

•	GAAP selling and marketing expense:

◦	$59.7 million, or 18.1% of total revenue, in Q4 2017, a decrease of 11% over $67.1 million, or 23.3% of total revenue, in Q4 2016

◦	$252.2 million, or 20.7% of total revenue, in FY 2017, a decrease of 2% over $256.6 million, or 23.7% of total revenue, in FY 2016

•	GAAP research and development expense:

◦	$43.6 million, or 13.2% of total revenue, in Q4 2017, a decrease of 2% over $44.4 million, or 15.4% of total revenue, in Q4 2016

◦	$173.6 million, or 14.2% of total revenue, in FY 2017, an increase of 29% over $134.5 million, or 12.4% of total revenue, in FY 2016

•	GAAP general and administrative expense:

◦	$40.9 million, or 12.4% of total revenue, in Q4 2017, an increase of 33% from $30.8 million, or 10.7% of total revenue, in Q4 2016

◦	$145.4 million, or 11.9% of total revenue, in FY 2017, an increase of 10% over $131.7 million, or 12.2% of total revenue, in FY 2016

•	GAAP Operating Income and Margin:

◦	$38.7 million, or 11.8% of total revenue, in Q4 2017, an increase of 212% over $12.4 million, or 4.3% of total revenue, in Q4 2016

◦	$70.6 million, or 5.8% of total revenue in FY 2017, an increase of 165% over $26.6 million, or 2.5% of total revenue, in FY 2016

◦	Non-GAAP Adjusted Operating Income and Margin:

◦	$77.6 million, or 23.6% of total revenue, in Q4 2017, an increase of 83% from $42.5 million, or 14.7% of total revenue, in Q4 2016

◦	$175.0 million, or 14.3% of total revenue in FY 2017, an increase of 32% over $132.3 million, or 12.2% of total revenue, in FY 2016

•	GAAP Net Income and GAAP Net Income per Diluted Share:

◦	$31.6 million, or $0.78 per diluted share, in Q4 2017, an increase of 222% over $9.8 million, or $0.24 per diluted share, in Q4 2016

Exhibit 99.2

◦	$53.1 million, or $1.31 per diluted share, in FY 2017, an increase of 153% over $21.0 million, or $0.52 per diluted share, in FY 2016

•	Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income per Diluted Share:

◦	$45.1 million, or $1.11 per diluted share, in Q4 2017, an increase of 80% from $25.0 million, or $0.62 per diluted share, in Q4 2016

◦	$101.0 million, or $2.48 per diluted share, in FY 2017, an increase of 33% from $76.0 million, or $1.90 per diluted share, in FY 2016
We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. For 2017, we have again developed a streamlined and heavily weighted scorecard focused on 11 key stability, performance, satisfaction, and financial metrics. The table below shows the scorecard results for Q1 2017, Q2 2017, Q3 2017, Q4 2017 and full year 2017. Please reference the last page of this document for definitions of our corporate scorecard metrics.

	Q1 2017 Results	Q2 2017 Results	Q3 2017 Results	Q4 2017 Results	FY 2017 Results

Stability (10% weight)
Voluntary Turnover	3.2%	4.3%	4.1%	4.2%	15.8%
New Hires Leaving in 12 Months (a)	3.2%	3.4%	2.8%	2.9%	12.3%
Employee Engagement	(b)	4.1	(b)	3.9	4.0
Stability Results	102%	81%	90%	86%	90%

Performance (40% weight)
athenaCollector Composite	99.6%	94.7%	90.1%	90.6%	93.9%
athenaClinicals Composite	101.9%	99.6%	96.8%	95.2%	98.4%
athenaCommunicator Composite	94.2%	93.2%	86.8%	87.0%	89.9%
Hospital Composite	92.8%	80.8%	64.7%	59.4%	72.3%
Performance Results	98%	92%	85%	84%	89%

Satisfaction (15% weight)
Client Net Promoter Score	25.4	35.2	28.7	33.3	30.7
Inbound Contacts per Provider per Month	0.56	0.52	0.49	0.47	0.51
Satisfaction Results	104%	112%	89%	93%	87%

Financial (35% weight)
Bookings (c)	(c)	(c)	(c)	(c)	$293
Non-GAAP Adjusted Operating Income Growth	(9)%	50%	(5)%	83%	32%
Financial Results (d)	43%	67%	37%	102%	68%

Total Results	80%	85%	69%	92%	81%

(a)	New Hires Leaving in 12 Months metric results were updated to reflect only voluntary turnover per the original intent of the metric for fiscal year 2017.

(b)	Employee Engagement surveys are completed twice per year with results reported in Q2 and Q4 only.

(c)	Bookings results are disclosed on an annual basis only.

(d)	Financial metrics are being measured against the original fiscal year 2017 budget.

Exhibit 99.2

Our Q4 and FY 2017 corporate scorecard metrics results are further explained below:

•	Stability metrics:

◦
Voluntary Turnover of 4.2% in Q4 2017 was unfavorable to our goal of 2.8%. FY 2017 Voluntary Turnover was 15.8% versus our goal of 11.0%. We closely track employee retention metrics and employee engagement survey scores. We continue to drive programs that attract, develop, and retain top talent. During the second half of 2017, we increased focus on developing front line managers, connecting employees to company strategy, and creating a best-in-class employee experience across athenaNation.

◦
New Hires Leaving in 12 Months result of 2.9% in Q4 2017 was favorable to our goal of 4.0%. FY 2017 New Hires Leaving in 12 Months was 12.3% versus our goal of 16.0%. Our talent acquisition team continually works to improve the quality of hires, particularly critical product and research and development roles. During Q3 2017, we introduced a new behavioral interview framework to ensure that we are identifying and hiring candidates with a strong cultural fit.

◦	Employee Engagement of 3.9 in Q4 2017 was below our goal of 4.3. We have a number of initiatives underway focused on our culture and employee engagement.

•	Performance metrics:

◦
athenaCollector Composite result of 90.6% in Q4 2017 was driven by a slightly higher than expected Collector Claim Inflow Rate, primarily attributable to an increase in client custom rules implemented. The athenaCollector team remains focused on identifying and reducing client custom rules and replacing them with global rules as part of the team’s effort to broadly reduce client work. FY 2017 athenaCollector Composite result was 93.9%.

◦
athenaClinicals Composite result of 95.2% in Q4 2017 was driven by a slightly higher than expected Clinicals Client Inflow Rate and in-line performance for After-Hours Documentation Rate. FY 2017 athenaClinicals Composite result was 98.4%.

◦
athenaCommunicator Composite result of 87.0% in Q4 2017 was driven by lower Online Self Pay Rate results than planned. We remain focused on improving this metric by increasing portal adoption and improving patient engagement, as we believe both are key to driving faster collections of patient payments. FY 2017 athenaCommunicator Composite result was 89.9%.

◦
Hospital Composite result of 59.4% in Q4 2017 was primarily driven by lower than expected percentage of Clients Meeting Cash Flow Goal for the quarter. New clients on our network typically experience a short term decrease in collections post go-live. On average, hospital clients live on athenaNet for a full year are achieving cash collections of 106.9% of baseline. As a larger number of new hospital clients transition off legacy accounts receivable systems and onto our hospital service, we expect cash collections to improve over time. As part of our service delivery, our billing performance team closely monitors and measures the performance of every hospital on our athenaOne for Hospitals and Health Systems service. The team is focused on maximizing the financial performance of our hospital clients, and provides dedicated performance monitoring and proactive claim resolution to drive improvements in client collections. FY 2017 hospital Composite result was 72.3%.

Exhibit 99.2

•	Satisfaction metrics:

◦
Client Net Promoter Score of 33.3 in Q4 2017, versus goal of 40.0. FY 2017 Net Promoter Score was 30.7, versus a goal of 40.0. We have made significant progress improving this metric during 2017. In addition, we have improved client response rates, have better insight into client concerns, and have action plans underway to continue to improve our customer support and service delivery. It is also important to note that our Q4 net promoter score of 33.3 remained stable since we last surveyed this cohort of clients in the second quarter. We have a number of initiatives underway that we believe will improve our Net Promoter Score over the long run. We have product leaders focused solely on improving service delivery and performance. We have reduced the number of releases that impact client workflows to three times a year as part of our agile transformation. We are also working on improving our overall service experience, particularly on the customer support side by taking care of client issues in a more timely fashion. These initiatives continue to be significant areas of focus for us in 2018.

◦	Inbound Contacts per Provider per Month of 0.47 in Q4 2017, favorable to our goal of 0.53. FY Inbound Contacts per Provider per Month was 0.51, favorable to our goal of 0.55.

•	Financial metrics:

◦
Our financial scorecard results came in at 102% for Q4 2017 and at 68% for FY 2017 as bookings and non-GAAP Adjusted Operating Income Growth results are being measured against our original fiscal year 2017 budget.

athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers, covered lives, and discharge bed days managed by or transacted across our network are the more appropriate metrics to use in measuring network growth and our market share. During Q4 2017 and FY 2017:

•	78% of all new athenaCollector deals included athenaClinicals in Q4 2017, compared to 84% in Q4 2016.

◦	80% of all new athenaCollector deals included athenaClinicals in FY 2017, compared to 82% in FY 2016.

•
77% of all new athenaCollector deals included athenaClinicals and athenaCommunicator in Q4 2017, compared to 81% in Q4 2016. Additionally, 77% of all new athenaOne deals sold during Q4 2017 also included athenaCoordinator, compared to 81% in Q4 2016.

◦	78% of all new athenaCollector deals included athenaClinicals, athenaCommunicator, and athenaCoordinator in FY 2017, compared to 79% in FY 2016.

•	54.5% of total athenaCollector providers have adopted athenaClinicals as of Q4 2017, up slightly from 54.4% as of Q3 2017.

•	63.2% of total athenaCollector providers have adopted athenaCommunicator as of Q4 2017, down slightly from 63.5% as of Q3 2017.

•
Network growth metrics for ambulatory (athenaOne), hospital (athenaOne for Hospitals & Health Systems), and population health (athenahealth Population Health) services from Q3 2017 to Q4 2017 were as follows:

Exhibit 99.2

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 9/30/17	106,482	57,936	67,590	19,790	3,242,628
Sequential Growth	4,166	2,406	2,325	7,609	46,611
Ending Balance as of 12/31/17	110,648	60,342	69,915	27,399	3,289,239
Sequential Growth %	4%	4%	3%	38%	1%

•
Network growth metrics for ambulatory (athenaOne), hospital (athenaOne for Hospitals & Health Systems), and population health (athenahealth Population Health) services from Q4 2016 to Q4 2017 were as follows:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 12/31/16	96,542	49,482	57,861	6,107	2,215,451
Growth vs. Prior Year	14,106	10,860	12,054	21,292	1,073,788
Ending Balance as of 12/31/17	110,648	60,342	69,915	27,399	3,289,239
Growth vs. Prior Year %	15%	22%	21%	349%	48%
NOTE: Please see the Supplemental Metrics sheet in this document for a new disclosure of quarterly total providers on athenaCollector under the refined definition for fiscal year 2016.
Revenue Discussion
Q4 2017 revenue reached $329.2 million and grew by 14% (or $41.0 million) over Q4 2016. Our total revenue of $1,220.3 million for FY 2017 grew by 13% (or $137.4 million) over FY 2016.

	Q4 2017	Q4 2016	Y/Y Growth%
Business services	$321.3	$278.9	15%
Implementation and other	$7.9	$9.3	(15)%
Consolidated Revenue	$329.2	$288.2	14%

	FY 2017	FY 2016	Y/Y Growth%
Business services	$1,188.4	$1,047.6	13%
Implementation and other	$31.9	$35.3	(10)%
Consolidated Revenue	$1,220.3	$1,082.9	13%
Note: Implementation and other revenue consists of all of our non-core revenue streams, and includes the amortization of deferred revenue on non-refundable, upfront fees. We expect the amortization of deferred implementation fees to cease upon the adoption of the new revenue recognition guidance on January 1,

Exhibit 99.2

2018. Please refer to Note 1 - Nature of Operations and Summary of Significant Accounting policies in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission for further information.
Service Automation Rate Discussion
Our service automation rate, formerly referred to as Non-GAAP Adjusted Gross Margin, was 68.0% for Q4 2017, up approximately 180 basis points from 66.2% in Q4 2016. Our service automation rate was 64.6% for FY 2017, up 50 basis points from 64.1% in FY 2016. In addition, we continue to appropriately invest in our core ambulatory and hospital services as part of our work reduction efforts. We also continued our investments aimed to increase the scale and reliability of athenaNet. We are broadening and deepening our core services to further reduce administrative burden and increase the value of our co-sourcing model.
Balance Sheet and Cash Flow Highlights
As of December 31, 2017, we had cash and cash equivalents of $165.1 million and outstanding indebtedness of $273.8 million. Operating cash flow increased by $58.5 million from net cash provided by operating activities of $182.6 million for the twelve months ended December 31, 2016, to net cash provided by operating activities of $241.1 million for the twelve months ended December 31, 2017.
Service Delivery and Operational Highlights
We partner with hospital and ambulatory clients to drive clinical and financial results. We offer network-based medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates® and other point-of-care mobile applications. Our network provides clients better insight into their own organizations as well as the ability to learn from the experience of every other client on the network. Through our model, we infuse the knowledge clients need to thrive in a changing industry directly into their workflow, from clinical guidelines to payer rules. We take on back-office work at scale so providers can focus on patients, not paperwork. Our purpose is to unleash our collective potential to transform healthcare. We design our services to help minimize the hassles that healthcare providers and their staff face from complex billing rules, quality measurement and reporting, clinical documentation and data exchange, patient communication and referrals, and many related tasks that can take attention away from delivering care. We believe our services empower healthcare providers to achieve and sustain financial health while staying focused on quality patient care. We deliver the majority of our service offerings through a single instance of cloud-based software, which we refer to as athenaNet. By combining our commitment to opening up the network, multiplying our intelligence, and freeing people to do what matters, we help healthcare providers leverage technology to automate certain back-office tasks, assist at the point of care, and adapt to changes in government regulatory schemes or the billing requirements of payers.

We focused on four strategic initiatives during 2017: 1) deepening our services, 2) executing in the small hospital market, 3) investing in our platform, and 4) building out nationwide connectivity for the network. Here are some highlights from the fourth quarter and full year 2017 that demonstrate the power of our network-enabled services and the progress we are making towards building the first true platform company in healthcare.

•
Work reduction efforts: We strive to remove friction and frustration from the healthcare experience by freeing up providers, staff, healthcare leaders and patients to focus their time and energies on the work that matters. We have had a long-standing commitment to removing any provider work that we can do more efficiently at scale. We have doubled down on this commitment with our work reduction efforts for all clients on our network. Our work reduction efforts in 2017 were focused on expanding the depth and breadth of our services in areas such as overpayments, coding related denials, patient insurance related denials, authorization

Exhibit 99.2

management, and document services. Based on our efforts to date, our clients are spending less time handling paper, chasing denials, obtaining prior authorizations, conducting patient outreach, and manually populating patient records. We plan to take on this work at scale with our own machine learning algorithms and our automation efforts during 2018.

•
Continued momentum in the small hospital market: We continued to make progress in the small hospital market during Q4 2017. We continue to successfully support community hospitals with low up-front costs, aligned incentives, and no maintenance costs. Our footprint continues to expand with 62 hospital clients fully live as of Q4 2017, nearly doubling the number of hospitals live on our network during 2017. We are balancing our opportunity to rapidly grow in this market with our objective to build a modern, scalable hospital service. As a result, we enjoy great fellowship, alignment, and support from our hospital clients. The volume of activity on our network accelerated in Q4 2017 with discharge bed days up 38% sequentially. Our ability to leverage the power of our network is further demonstrated by improving our client performance. Notably, hospital clients live on athenaNet for a full year are achieving, on average, cash collections of 106.9% of baseline. Hospital client satisfaction remains high with a net promoter score of 47.8, well above our corporate average in Q4 2017. As a result, we have a growing number of hospital clients agreeing to share their stories and experiences partnering with athenahealth. We recently published a case study profiling Ellenville Regional Hospital’s improved efficiency and patient satisfaction since switching from a competitor’s software to our athenaOne for Hospitals and Health Systems service. This case study also highlights how the partnership with athenahealth has helped Ellenville Regional Hospital face industry change and remain competitive. During 2017, the athenahealth team successfully learned and highlighted the needs of the small hospital market and started building a scalable hospital service. Heading into 2018, we look to further disrupt the traditional software vendors and successfully serve the small hospital clients.

•
Investing in our platform: athenahealth is uniquely positioned as the most universally connected network in the country, and we are investing in our platform to ensure we provide the utmost value to all our stakeholders. 2017 was a year of platform investment and evolution. We moved to a new release cadence, where we deliver functionality three times a year. During 2017, we leveraged this new release cadence to enhance our alpha and beta processes, resulting in a smoother release for our clients. In Q4 2017, we also introduced the next phase of our release evolution, where we stagger the release rollout across three days. Stagger releases allow us to better monitor any unexpected issues as we increase the volume of users interacting with the release, and mitigate any issues before our clients feel any impact. During 2017, we also invested time to optimize our database architecture and code so that we deliver enhanced performance at a better operation cost to our business, yielding 33% better utilization and improved performance. We have also scaled our infrastructure to support future growth plans. And as part of our evolution to a microservices-based architecture, we developed our first microservices in 2017, including our calendar service and provider directory. This is a multi-year journey, and we remain passionate about our vision for a digital health information platform that delivers a better human-centric experience for patients and providers, provides better business results for our clients, and facilitates better clinical outcomes for the patients they serve.

•
Building out the most connected network in healthcare: We are connecting providers to each other, to their patients, to public and private health registries, to hospitals, and to other best-in-breed third-party health IT solutions via our athenahealth Marketplace. During 2017, we advanced our position as the most universally connected network in the country with the launch of our patient record sharing capabilities with CommonWell and Carequality. As a reminder, patient record sharing (“PRS”) helps providers exchange patient records with outside care sites and use those records to positively impact patient care. Built into athenaClinicals, PRS

Exhibit 99.2

automatically searches the growing network of care sites on CommonWell and Carequality and locates our clients’ patient records and displays them directly in athenaNet. As a result of our differentiated business model, there is minimal work for our clients to do. During check-in, athenahealth automatically connects the matching medical records via CommonWell and Carequality for the patient based on available demographics. Today, our clients are connected to one-third of participating Cerner sites and over three-quarters of participating Epic communities. We expect our connections to continue to expand as additional Cerner and Epic clients join the network. Furthermore, as a result of our cloud-based network, we are able to monitor our clients actively exchanging records with other providers connected to CommonWell and Carequality. Today, nearly 40% of our clients are connecting with care sites on both CommonWell and Carequality, and our network is rapidly expanding with two to three million net new documents available and over 500 net new patients with documents available each month.
Business Development
On June 23, 2017, we acquired Praxify Technologies Inc. (“Praxify”), a Palo Alto-based company focused on reinventing how doctors work with health data to drive productivity, portability, and improved decision support. We expect that the acquisition of Praxify will help accelerate the delivery of our next-generation platform by adding significant expertise in mobile and user experience design.
Client Implementations
Below are the publicly disclosed clients that went live or partially live during Q4 2017:

•	Tenet Health continued the phased rollout of our full suite of ambulatory services, athenaOne, and brought three waves live in Q4 2017.

•	Trinity Health continued the phased rollout of our full suite of ambulatory services, athenaOne, and brought two waves live in Q4 2017.

Fiscal Year 2018 Outlook
We plan to introduce our fiscal year 2018 guidance at our 2018 Investor Summit on February 15, 2018. We will provide our guidance prior to the impact of any new accounting standards to allow for comparability against historical results.

Exhibit 99.2

Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION
(Unaudited, in millions)

Set forth below is a breakout of stock-based compensation impacting the Consolidated Statements of Income for the three and twelve months ended December 31, 2017 and 2016:

(unaudited, in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Stock-based compensation charged to Consolidated Statements of Income:
Cost of revenue	$3.3	$4.2	$13.8	$17.9
Selling and marketing	2.8	4.7	16.0	19.0
Research and development	2.9	2.9	13.2	12.3
General and administrative	2.8	3.9	11.3	17.3
Total stock-based compensation expense	11.8	15.7	54.3	66.5
Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue (1)	0.4	1.1	2.5	4.9
Amortization of capitalized stock-based compensation related to software development allocated to research and development (1)	0.2	—	0.3	0.1
	$12.4	$16.8	$57.1	$71.5

(1)
For the three months ended December 31, 2017 and 2016, $0.6 million and $0.1 million, respectively, of stock-based compensation was capitalized in the line item Capitalized Software Costs, net in the Consolidated Balance Sheets. For the twelve months ended December 31, 2017 and 2016, $2.5 million and $2.2 million, respectively, of stock-based compensation was capitalized in the line item Capitalized Software Costs, net in the Consolidated Balance Sheets.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS
(Unaudited, in millions)

Set forth below is a breakout of amortization of purchased intangible assets impacting the Consolidated Statements of Income for the three and twelve months ended December 31, 2017 and 2016:

(unaudited, in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Amortization of purchased intangible assets allocated to:
Cost of revenue	$1.9	$2.0	$6.2	$9.1
Selling and marketing	3.2	3.0	12.9	11.7
Total amortization of purchased intangible assets	$5.1	$5.0	$19.1	$20.8

Exhibit 99.2

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in millions, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by us to describe our financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Exhibit 99.2

Non-GAAP Adjusted Gross Margin and Service Automation Rate
Set forth below is a presentation of our “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue and our “Service Automation Profit” and “Service Automation Rate,” which represents Service Automation Profit as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Total revenue	$329.2	$288.2	$1,220.3	$1,082.9
Cost of revenue	146.3	133.5	578.5	533.5

GAAP Gross Profit	182.9	154.7	641.8	549.4

GAAP Gross Margin	55.6%	53.7%	52.6%	50.7%

Add: Stock-based compensation allocated to cost of revenue	3.3	4.2	13.8	17.9
Add: Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue	0.4	1.1	2.5	4.9
Add: Amortization of purchased intangible assets allocated to cost of revenue	1.9	2.0	6.2	9.1
Add: Integration and transaction costs allocated to cost of revenue	—	0.1	0.2	0.1
Add: Exit costs, including restructuring costs allocated to cost of revenue	6.6	0.1	6.6	0.4

Non-GAAP Adjusted Gross Profit (as redefined)	$195.1	$162.2	$671.1	$581.8

Non-GAAP Adjusted Gross Margin (as redefined)	59.3%	56.3%	55.0%	53.7%

Add: Amortization and depreciation expense allocated to cost of revenue	24.2	23.9	98.4	94.4
Add: Overhead expense allocated to cost of revenue	4.5	4.6	18.5	17.8

Service Automation Profit (1)	$223.8	$190.7	$788.0	$694.0
Service Automation Rate (1)	68.0%	66.2%	64.6%	64.1%

(1)	Service Automation Profit and Rate, formerly referred to as Non-GAAP Adjusted Gross Profit and Margin, excludes amortization, depreciation, and overhead costs.

Exhibit 99.2

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Total revenue	$329.2	$288.2	$1,220.3	$1,082.9

GAAP net income	31.6	9.8	53.1	21.0
Add: Provision for income taxes	4.7	1.7	10.8	—
Add: Total other expense	2.4	0.9	6.7	5.6

GAAP operating income	$38.7	$12.4	$70.6	$26.6

GAAP operating margin	11.8%	4.3%	5.8%	2.5%

Add: Stock-based compensation expense	11.8	15.7	54.3	66.5
Add: Amortization of capitalized stock-based compensation related to software development	0.6	1.1	2.8	5.0
Add: Amortization of purchased intangible assets	5.1	5.0	19.1	20.8
Add: Integration and transaction costs	2.7	1.3	9.5	2.4
Add: Exit costs, including restructuring costs	18.7	7.0	18.7	11.3
Less: Gain on investments, net	—	—	—	(0.3)

Non-GAAP Adjusted Operating Income	$77.6	$42.5	$175.0	$132.3

Non-GAAP Adjusted Operating Income Margin	23.6%	14.7%	14.3%	12.2%

Exhibit 99.2

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP net income	$31.6	$9.8	$53.1	$21.0
Add: Stock-based compensation expense	11.8	15.7	54.3	66.5
Add: Amortization of capitalized stock-based compensation related to software development	0.6	1.1	2.8	5.0
Add: Amortization of purchased intangible assets	5.1	5.0	19.1	20.8
Add: Integration and transaction costs	2.7	1.3	9.5	2.4
Add: Exit costs, including restructuring costs	18.7	7.0	18.7	11.3
Less: Gain on investments, net	—	—	—	(0.3)

Sub-total of tax deductible items	38.9	30.1	104.4	105.7

Add: Tax impact of tax deductible items (1)	(15.6)	(12.0)	(41.8)	(42.3)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(9.8)	(2.9)	(14.7)	(8.4)

Non-GAAP Adjusted Net Income	$45.1	$25.0	$101.0	$76.0

Weighted average shares - diluted	40.7	40.1	40.7	40.1

Non-GAAP Adjusted Net Income per Diluted Share	$1.11	$0.62	$2.48	$1.90

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net income at a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Exhibit 99.2

(unaudited, in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP net income per share - diluted	$0.78	$0.24	$1.31	$0.52
Add: Stock-based compensation expense	0.29	0.39	1.33	1.66
Add: Amortization of capitalized stock-based compensation related to software development	0.01	0.03	0.07	0.12
Add: Amortization of purchased intangible assets	0.13	0.12	0.47	0.52
Add: Integration and transaction costs	0.07	0.03	0.23	0.06
Add: Exit costs, including restructuring costs	0.46	0.17	0.46	0.28
Less: Gain on investments, net	—	—	—	(0.01)

Sub-total of tax deductible items	0.96	0.75	2.57	2.64

Add: Tax impact of tax deductible items (1)	(0.38)	(0.30)	(1.03)	(1.05)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(0.24)	(0.07)	(0.36)	(0.21)

Non-GAAP Adjusted Net Income per Diluted Share	$1.11	$0.62	$2.48	$1.90

Weighted average shares - diluted	40.7	40.1	40.7	40.1

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net income at a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Exhibit 99.2

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of athenahealth and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
In Q4 2016, management redefined “Non-GAAP Adjusted Gross Profit” as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transactions costs allocated to cost of revenue, and (4) exit costs, including restructuring costs allocated to cost of revenue, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management defines “Service Automation Profit”, formerly referred to as Non-GAAP Adjusted Gross Profit, as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transaction costs allocated to cost of revenue, (4) exit costs, including restructuring costs allocated to cost of revenue, (5) amortization and depreciation expense allocated to cost of revenue, and (6) overhead expense allocated to cost of revenue, and “Service Automation Rate”, formerly referred to as Non-GAAP Adjusted Gross Margin, as Service Automation Profit as a percentage of total revenue. Management considers these non-GAAP financial measures and metrics to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures and metrics enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for (benefit from) income taxes; total other expense (income); stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments; and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments and any tax impact related to these preceding items; and an adjustment to the tax provision for the non-GAAP tax rate and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating

Exhibit 99.2

trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management excludes or adjusts each of the items identified below from the applicable non-GAAP financial measure or metric referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of our control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to our performance during the period in which the expenses are incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Integration and transaction costs — Integration costs are the severance payments and retention bonuses for certain employees related to specific transactions. Transaction costs are costs related to strategic transactions. Accordingly, management believes that such expenses do not have a direct correlation to future business operations, and therefore, these costs are not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Exit costs, including restructuring costs — represent costs incurred as a result of strategic realignments including those related to workforce reductions, termination of certain lease or other agreements, and non-cash charges related to the write down of certain assets. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are incurred.

•
Gain or loss on investments — represents gains or losses on the sales, conversions, or impairments of our investments, such as marketable securities and More Disruption Please (“MDP”) Accelerator investments. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•
Non-GAAP tax rate — We use a non-GAAP tax rate of 40%, which approximates our marginal statutory rate, to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Exhibit 99.2

Supplemental Metrics and Definitions

	Fiscal Year 2016				Fiscal Year 2017

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Network Growth
Total Providers on athenaCollector (1)	84,348	87,400	93,250	96,542	98,948	100,306	106,482	110,648
Total Providers on athenaClinicals (1)	n/a	n/a	n/a	49,482	52,273	54,909	57,936	60,342
Total Providers on athenaCommunicator (1)	n/a	n/a	n/a	57,861	60,070	62,928	67,590	69,915
Total Discharge Bed Days	n/a	n/a	3,802	6,107	11,350	14,107	19,790	27,399
Total Covered Lives	n/a	n/a	2,064,126	2,215,451	2,777,960	2,781,635	3,242,628	3,289,239

Client Performance
Net Promoter Score	34	29.3	20.2	23.9	25.4	35.2	28.7	33.3
Client Days in Accounts Receivable (“DAR”)	41.3	40.6	41.5	40.2	41.4	40.9	42.0	41.4
First Pass Resolution (“FPR”) Rate	94.2%	94.7%	94.5%	94.7%	93.3%	93.3%	93.4%	94.0%
Electronic Remittance Advice (“ERA”) Rate	83.8%	84.9%	84.5%	85.3%	84.7%	85.1%	85.8%	86.7%
Total Claims Submitted	41,246,696	42,261,855	42,611,244	45,841,213	47,253,923	48,401,956	47,882,116	50,992,161
Total Client Collections ($)	5,203,424,281	5,563,351,503	5,714,549,558	6,133,676,322	6,025,219,489	6,418,845,829	6,487,587,258	7,078,108,081
Total Working Days	62	64	64	61	62	64	63	61

Employees
Cost of Revenue	2,310	2,481	2,653	2,799	2,859	2,899	2,925	2,711
Selling & Marketing	652	727	762	769	745	777	749	615
Research & Development	1,355	1,336	1,406	1,283	1,357	1,388	1,466	1,402
General & Administrative	435	446	446	454	458	465	453	428
Total Employees	4,752	4,990	5,267	5,305	5,419	5,528	5,593	5,156
(1) Refined provider definition includes additional provider types (e.g., behavioral interventionists and certified physician assistants) and further refined the provider definition for athenaCommunicator to reflect providers whose practices have enabled the patient portal

Exhibit 99.2

Supplemental Metrics Definitions

Client Base/Network Growth
Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners and Registered Nurses.

Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator. Effective January 1, 2017, total providers on athenaCommunicator is defined as total providers whose practices have enabled the patient portal.

Discharge Bed Days
Discharge bed days is defined as the number of days a patient is hospitalized in an inpatient level of care for patients discharged during the quarter. The day of the admission, but not the day of discharge, is counted. If both admission and discharge occur on the same day, it is counted as one inpatient day.

Covered Lives
Covered lives on the network is defined as the quarterly average of the number of patients for which we have eligibility, claims, pharmacy, or risk data in the Population Health platform, for a given client in a given month.

Client Performance
Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (“FPR”) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (“ERA”) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Cost of Revenue
The total number of full time equivalent individuals (“FTEs”) employed by athenahealth to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Selling & Marketing
The total number of FTEs employed by athenahealth to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff, and the marketing team.

Research & Development	The total number of FTEs employed by athenahealth to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by athenahealth to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by athenahealth as of quarter end. This number excludes interns and seasonal employees.

Exhibit 99.2

Corporate Scorecard Metrics Definitions

Stability
Voluntary Turnover
The number of voluntary terminations within a quarter divided by the average of the starting headcount and ending headcount for the quarter. Voluntary turnover excludes employees on action plans or employees on counseling out plans.

New Hires Leaving in 12 Months	The percentage of employees with less than one year of service from most recent hire date who left voluntarily during the quarter.
Employee Engagement	Quarterly engagement survey results for employees. Employee engagement results are reported in Q2 and Q4 only.

Performance
athenaCollector Composite
athenaCollector Composite consists of Ambulatory Days in Accounts Receivable (the average number of days that it takes outstanding balances on claims to be resolved), and Collector Claim Hold Inflow Rate (the number of times a claim moved into client HOLD and MGRHOLD buckets divided by the claims created during the month).

athenaClinicals Composite
athenaClinicals Composite consists of Clinicals Inbox Inflow Rate (the number of practice user actions moving the document into client work buckets divided by the number of clinical encounters during the month) and After-hours Documentation Rate (the percentage of encounter documentation that a provider does outside of business hours).

athenaCommunicator Composite
athenaCommunicator Composite consists of Self-Check In Rate (the number of appointments for which the patient began the self-check in process divided by the total number of appointments which were eligible for self-check in) and Online Self Pay Rate (the total number of self-service payments, not dollars, received via Quick Pay, Check In, or Portal, divided by the total number of payments received by the practice).

Hospital Composite
Hospital Composite consists of Hospital Collector - Hospital Clients Exceeding Cash Goal (the percentage of hospital clients with actual cash flows >=104% of their average cash flow prior to go-live) and Hospital Clinicals - True CPOE (Computerized Physician Order Entry) Adoption % (the number of inpatient orders input by physicians or mid-level providers divided by total inpatient orders. Only inpatient orders within inpatient departments are included).

Satisfaction
Client Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Inbound Contacts per Provider per Month	The number of voice and portal requests we receive on a monthly basis divided by the number of athenaCollector providers and athenaClinicals providers.

Financial
Bookings
Annual bookings are defined as the sum of the expected annualized recurring revenue from our athenahealth-branded services and the contracted value from our Epocrates-branded services, net of actual charge backs.

Non-GAAP Adjusted Operating Income Growth	Percentage growth of Non-GAAP Adjusted Operating Income in fiscal year 2017 over Non-GAAP Adjusted Operating Income in fiscal year 2016.